As filed with the Securities and Exchange Commission on March 19, 2026.

File No. 333-291599

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT ON

FORM S-1

UNDER

THE SECURITIES ACT OF 1933

Firefly Aerospace Inc.

(Exact name of Registrant as specified in its charter)

Delaware	3761	81-5194980
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1320 Arrow Point Drive #109

Cedar Park, TX 78613

512-893-5570

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jason Kim

Chief Executive Officer

1320 Arrow Point Drive #109

Cedar Park, TX 78613

512-893-5570

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert M. Hayward, P.C. Kevin M. Frank Kirkland & Ellis LLP 333 West Wolf Point Plaza Chicago, IL 60654 (312) 862-2000	David Wheeler General Counsel 1320 Arrow Point Drive #109 Cedar Park, TX 78613 512-893-5570

Approximate date of commencement of the proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

Registration No.: 333-291599

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

ADDITION OF EXHIBIT

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-291599) is being filed to include as an exhibit Grant Thornton LLP’s consent to the use of its report dated March 19, 2026, with respect to the consolidated financial statements of Firefly Aerospace Inc. and its subsidiaries (the “Company”) included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025 in such registration statement and the related prospectus. The report of Grant Thornton LLP was filed in the Prospectus Supplement No. 2 dated March 19, 2026 filed pursuant to Rule 424(b)(3).

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits.

Exhibit No.	Description

23.3	Consent of Grant Thornton LLP, independent registered public accounting firm.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cedar Park, Texas on March 19, 2026.

FIREFLY AEROSPACE INC.

By:	/s/ Jason Kim
Name:	Jason Kim
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jason Kim Jason Kim	Chief Executive Officer & Director (Principal Executive Officer)	March 19, 2026

/s/ Darren Ma Darren Ma	Chief Financial Officer (Principal Financial Officer)	March 19, 2026

/s/ Remington Wu Remington Wu	Chief Accounting Officer (Principal Accounting Officer)	March 19, 2026

/s/ * Kirk Konert	Director	March 19, 2026

/s/ * Marc Weiser	Director	March 19, 2026

/s/ * Christopher Emerson	Director	March 19, 2026

/s/ * Thomas Zurbuchen	Director	March 19, 2026

/s/ * Pamela Braden	Director	March 19, 2026

/s/ * Kevin McAllister	Director	March 19, 2026

/s/ * Jon Lusczakoski	Director	March 19, 2026

/s/ * Ryan Boland	Director	March 19, 2026

*By:	/s/ Darren Ma Darren Ma, Attorney-in-Fact

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